Exhibit 10.7

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made effective as of May 26, 2005 (“Effective Date”), by and between MSO Medical, Inc., a Delaware corporation (“Company”), MSO Holdings, Inc., a Delaware corporation (“Parent”) and Thomas M. Mason (“Executive”).

RECITALS

A.                                   Company and Executive have previously entered into that certain Executive Employment Agreement dated March 7, 2005 (the “Prior Agreement”).

B.                                     Company and Parent are parties to that certain Agreement and Plan of Merger dated January 4, 2005 (the “Merger Agreement”) pursuant to which the Company shall become a wholly-owned subsidiary of Parent at the effective time of the merger contemplated by the Merger Agreement.

C.                                     The parties to the Prior Agreement desire to amend and restate the Prior Agreement to clarify certain provisions set forth in the Prior Agreement in light of the Merger and to add the Parent as a party hereto.

D.                                    Company, Parent and Executive desire to enter into this Agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties intending to be legally bound, agree to amend and restate the Prior Agreement as follows:

1.                                       Employment.

1.1.                              Employment Term.  The term of Executive’s employment commenced as of March 7, 2005 and shall continue until and through September 6, 2005 (the “Initial Term”), unless earlier terminated in accordance herewith.  Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive six (6) month periods.  The period commencing as of the Effective Date and ending on the date in which this Agreement expires or is terminated in accordance herewith is hereinafter referred to as the “Employment Term.”

1.2.                              Duties; Responsibilities.  Executive shall serve as Chief Financial Officer of the Company and Parent.  During the Term, Executive shall perform all duties and accept all responsibilities incident to such positions or other appropriate duties as may be assigned to him by the Parent’s Board of Directors (the “Parent Board”).  Executive shall perform his duties consistent with his experience and abilities in furtherance of the Parent’s and Company’s interests and shall devote such amount of his business time, attention, skill and energy as is required for the competent performance and fulfillment of his duties and services specified herein or as delegated by the Parent Board from time to time, and the Parent and Company will be entitled to all of the benefits and profits arising from or incident to all such work and services.  Executive may attend to other business interests so long as such activities do not interfere with the performance of Executive’s duties hereunder and do not compete with the Parent or Company.

1.3.                              Best Efforts.  Executive will expend his best efforts on behalf of Parent and Company, and will abide by all policies and decisions made by Parent and Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of Parent and Company at all times.

2.             Compensation.

2.1.                              Base Salary.  As compensation for Executive’s performance of all of his duties hereunder, Company or Parent shall pay to Executive an annual base salary of one hundred sixty thousand dollars ($160,000) (“Annual Base Salary”), payable in installments at such times as the Company or Parent, as the case may be, shall pay its other senior level executives (but in any event no less often than monthly), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

2.2.                              Annual Bonus.  In addition to the Annual Base Salary, Executive shall be eligible to receive an annual cash bonus in an amount to be determined by the Parent Board (“Annual Bonus”), based on the satisfaction of objective criteria and performance standards established in advance by the Parent Board with respect to each fiscal year, which shall criteria include, without limitation, the achievement of specified (i) revenue milestones, (ii) gross profit margins; and (iii) other bonus programs as determined by the Parent Board, in its sole discretion.  Any Annual Bonus shall be determined and approved by, and at the sole discretion of, the Parent Board.  The Annual Bonus, if any, shall be paid to Executive within thirty (30) days after the end of the applicable fiscal year.

2.3.                              Stock Options.  Executive shall be eligible for grants of stock options, restricted stock and other equity incentives pursuant to the one or more equity incentive plans offered by the Parent from time to time on the same terms applicable to the Company’s other executive officers, subject to the approval of the Parent Board. Your first grant of performance stock options will be two hundred thousand (200,000). These options will be priced at twenty cents each, which vest annually in equal amounts (50,000 shares) over four years. You will earn your performance based stock options based on accomplishment of specific objectives approved by the Parent Board. Your 2005 objectives will be developed in discussions between you, other members of senior management and the Chairman of the Compensation Committee and approved by the Parent Board by March 19, 2005.

2.4.                              Incentive Compensation/Savings/Retirement.  In addition to the Annual Base Salary and the Annual Bonus, if any, payable as hereinabove provided, Executive shall be entitled to participate in all incentive compensation, savings and retirement plans, practices, policies and programs generally applicable to senior level executives of Parent and/or Company that are in effect during Executive’s employment with Parent and/or Company.

3.             Benefits.

3.1.                              Health and Welfare Benefit Plans.  During the Employment Term, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, health and welfare benefit plans, practices, policies and programs provided by Company and/or Parent (including, without limitation, medical prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to senior level executives of Company and/or Parent subject to the terms and conditions of Company’s and/or Parent’s benefit plan documents, policies or programs (collectively, the “Benefit Coverages”).  Parent and Company each reserve the right to change or eliminate benefit plans, practices, policies or programs on a company-wide, prospective basis, at any time.

3.2.                              Customary Fringe Benefits.  Executive shall be entitled to all customary and usual fringe benefits generally available to senior level executives of Parent and/or Company, subject to the terms and conditions of Parent’s and/or Company’s benefit plan documents, policies or programs.  Parent and Company each reserve the right to change or eliminate the fringe benefits on a company-wide, prospective basis, at any time.

3.3.                              Business Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Parent and/or Company (including mobile telephone usage).  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Parent’s and/or Company’s policies.

3.4.                              Vacation.  Executive shall be entitled to three weeks paid vacation in accordance with the plans, policies, and programs of Parent and/or Company as in effect for senior level executives of Parent and/or Company.

4.             Termination.  The Agreement shall terminate upon the occurrence of any of the following events.

4.1.                              Disability.  The Company and Parent may terminate this Agreement if Executive is unable substantially to perform his essential duties and responsibilities hereunder, with or without accommodation, by reason of illness, injury or incapacity for a period of six (6) consecutive months, or for more than six (6) months in the aggregate during any twelve (12) month period.  In the event of such termination, the Company or Parent shall pay Executive his Annual Base Salary through the date of such termination, plus any amounts payable under Section 3.3 that were unreimbursed as of the date of termination.  In addition, Executive shall be entitled, subject to applicable law, to the following: (i) a pro rata Annual Bonus for the year of termination; (ii) any other amounts earned, accrued or owing but not yet paid under Section 2 above; (iii) continued participation for what would have been the remaining Employment Term in those Benefit Coverages in which he was participating on the date of termination and which, by their terms, permit a former employee to participate; and (iv) any other benefits in accordance with applicable plans and programs of the Company or Parent, as the case may be; provided, however that the Company or Parent, as the case may be, shall only be required to pay for a continuation of health insurance the Executive received during the Employment Term or other insurance comparable thereto (i.e., COBRA health insurance) for so long as permitted under the applicable insurance policy and by law.  In such event, the Company and Parent shall have no further liability or obligation to Executive for compensation under this Agreement except as otherwise specifically provided in this Agreement.  Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Parent.  The Parent agrees that Executive shall have the right to have his personal physician present at any examination conducted by the physician selected by the Parent.

4.2.                              Death.  This Agreement shall terminate in the event of Executive’s death.  In such event, the Company or Parent shall pay to Executive’s executors, legal representatives or administrators, as applicable, Executive’s Annual Base Salary through the date of such termination, plus any amounts due under Section 3.3 that were unreimbursed as of the date of termination.  In addition, Executive’s estate shall be entitled to (i) a pro rata Annual Bonus for the year of termination; (ii) any other amounts earned, accrued or owing but not yet paid under Section 2 above; and (iii) any other benefits in accordance with applicable plans and programs of the Company or Parent, as the case may be.  The Company and Parent shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him except as otherwise specifically provided in this Agreement.

4.3.                              Cause.  The Parent and Company may terminate this Agreement, at any time, for “Cause,” in which event all payments under this Agreement shall cease, except for Annual Base Salary to the extent already accrued.  For purposes of this Agreement, Executive’s employment may be terminated for “Cause” (i) immediately if Executive is convicted of, or pleads guilty or “no contest” to, a felony; (ii) following the determination by the Parent Board (without Executive’s participation) that Executive has engaged in fraud, intentional misconduct or intentional misappropriation of Parent or Company funds or property; (iii) in the event of a material breach of any material provision under this Agreement by Executive (for reasons other than an inability to perform due to a documented physical or mental condition), which breach, if capable of being cured, is not cured by Executive within thirty (30) days following notice of same from the Parent Board.

4.4.                              Constructive Termination Without Cause.

(a)                                  Constructive Termination Without Cause shall mean a termination of the Executive’s employment at his initiative following the occurrence, without the Executive’s written consent, of one or more of the following events:

(i)                                     a reduction in Executive’s then current Annual Base Salary, unless such reduction is made as part of and is generally consistent with a reduction of senior executive salaries;

(ii)                                  a material diminution in Executive’s duties, title, responsibilities, authority as Chief Financial Officer or the assignment to Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function in his then current position; and

(iii)                               a requirement by the Company that Executive move his residence from Chicago, IL or from any other area to which he may have voluntarily moved with the Company’s prior written consent.

(b)                                 In the event of a Constructive Termination Without Cause, Executive shall be entitled to receive: (i) any amounts earned, accrued or owing but not yet paid pursuant to

Section 2 above; (ii) a severance payment in an aggregate amount equal to (x) six months pay of Executive’s then-current Base Salary plus (y) a prorated portion of Executive’s then-current maximum Annual Bonus; and (iii) a continuation of all Benefit Coverages for which Executive is eligible to participate as of the date of termination in a fashion which is similar to those which Executive is receiving immediately prior to the date of termination for so long after such termination without cause as permitted under the applicable insurance policy and by law.  Amounts payable and benefits to be received pursuant to subsections (i), (ii), and (iii) of the preceding sentence will be collectively referred to herein as the “Severance Package.”

4.5.                              Termination for Convenience.  Executive may terminate this Agreement, at any time, with or without Cause, upon thirty (30) days prior written notice to Parent and Company.

5.             Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company, Parent or any affiliate of either of the foregoing and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives his right to receive payments under any severance plan or similar program applicable to all employees of the Parent or Company.

6.             Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7.             Indemnification; Insurance.  The Company and Parent shall indemnify Executive to the fullest extent allowed by applicable law pursuant to an Indemnification Agreement substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time.  Executive shall be covered by the Company’s and/or Parent’s director and officer liability insurance, if any.

8.             Nonsolicitation.  Executive understands and agrees that Parent’s and Company’s employees and customers and any information regarding Parent’s and Company’s employees and/or customers is confidential and constitutes trade secrets.  Accordingly, Executive agrees that during the term of this Agreement, and for a period of one (1) year following the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others: (a) interfere with, impair, disrupt or damage Parent’s or Company’s relationship with any of its respective customers, customer prospects, vendors, contractors, collaborators, joint venturers, partners, licensors, or licensees by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business or opportunities from Parent or Company; or (b) interfere with, impair, disrupt or damage Parent’s or Company’s business by soliciting or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Parent’s or Company’s employees to discontinue their employment with Parent or Company; provided, however, that Executive being named as a referral on the resume of a Parent or Company employee and Executive responding to inquiries resulting therefrom shall not violate this Agreement.

9.             Nondisparagement.  Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Parent or Company or any of Parent’s or Company’s officers or directors.  In addition, except as required by law, Executive shall not make any public statements regarding Parent or Company without the prior written approval of the Parent Board.  Likewise, each of Parent and Company agree that its officers and directors will not disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, practices or conduct of Executive.

10.           Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Sections 8-9, inclusive, would cause irreparable injury to Parent and Company and agrees that in the event of any such breach, Parent and Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

11.           Release.  Receipt of the Severance Package pursuant hereto shall be in lieu of all other amounts payable by the Parent and/or Company to Executive and shall be received by Executive in settlement and complete release of all claims Executive may have against the Parent and Company other than those arising pursuant to payment of the Severance Package.  Executive acknowledges and agrees that execution of the general release of claims in favor of the Parent and Company setting forth the terms of this Section 11 and otherwise reasonably acceptable to the Parent and Company and Executive shall be a condition precedent to the Parent’s and Company’s obligation to pay the Severance Package to Executive.  The cash portion of the Severance Package shall be due and payable by the Parent or Company within thirty (30) days after the date of termination.

12.           Mitigation. There shall be no offset against amounts due to Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

13.           Arbitration; Expenses.

(a)                                  In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by binding arbitration in the City of Chicago, Illinois in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Parent and Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.  The fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) shall be paid as determined by the arbitrators.

(b)                                 In the event of an arbitration or lawsuit by either party to enforce the provisions of this Agreement, if Executive prevails on any material issue which is the subject of such arbitration or lawsuit, he shall be entitled to recover from the Parent or Company the reasonable costs, expenses and attorneys’ fees he has incurred attributable to such issue.

14.           General Provisions.

14.1.        Notices.  Any notice required to be given hereunder shall be delivered personally, shall be sent by first class mail, postage prepaid, return receipt requested, by overnight courier, or by facsimile, to the respective parties at the addresses given below, which addresses may be changed by the parties by notice conforming to the requirements of this Agreement.

If to the Company or Parent, to:	MSO Medical, Inc. Attn: Chief Executive Officer or President 2333 Waukegan Road, Suite 175 Bannockburn, Illinois 60015

With a required copy to:	Kenneth D. Polin, Esq. Foley & Lardner LLP 402 West Broadway, Suite 2300 San Diego, California 92101

If to Executive, to:	Thomas M. Mason 1113 Lockwood Drive Buffalo Grove, IL 60089

Any such notice deposited in the mail shall be conclusively deemed delivered to and received by the addressee four (4) days after deposit in the mail, if all of the foregoing conditions of notice shall have been satisfied. All facsimile communications shall be deemed delivered and received on the date of the facsimile, if (a) the transmittal form showing a successful transmittal is retained by the sender, and (b) the facsimile communication is followed by mailing a copy thereof to the addressee of the facsimile in accordance with this paragraph. Any communication sent by overnight courier shall be deemed delivered on the earlier of proof of actual receipt or the first day upon which the overnight courier will guarantee delivery.

14.2.        Contents of Agreement; Amendment and Assignment.

(a)                                  This Agreement supersedes all prior agreements, including, without limitation, the Prior Agreement, and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and Parent and executed on their behalf by a duly authorized officer.  The parties acknowledge and agree that the Company shall remain Executive’s employer hereunder and shall be directly responsible for any payments due to Executive hereunder and that Parent agrees to be bound by the terms and conditions of this Agreement as well.

(b)                                 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

14.3.        Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14.4.        Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14.5.        Beneficiaries; References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Parent and Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14.6.        Captions. All section headings and captions used in this Agreement are for convenience only and shall in no way define, limit, extend or interpret the scope of this Agreement or any particular section hereof.

14.7.        Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

14.8.        Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

“Company”	MSO MEDICAL, INC., a Delaware corporation

	By:	/s/ Steven Straus
Name and Title: Steven C. Straus, President

	Address:	2333 Waukegan Road, Suite 175, Bannockburn, Illinois 60015

“Parent”	MSO HOLDINGS, INC., a Delaware corporation

	By:	/s/ Steven Straus
Name and Title: Steven C. Straus, President

	Address:	2333 Waukegan Road, Suite 175, Bannockburn, Illinois 60015

“Executive”	By:	/s/ Thomas Mason
Name: Thomas M. Mason

	Address:	1113 Lockwood Drive Buffalo Grove, IL 60089

[Signature Page to Executive Employment Agreement]

EXHIBIT A
INDEMNIFICATION AGREEMENT

A - 1